EXHIBIT 10.1

FORM OF RETENTION AGREEMENT

THIS AGREEMENT has been entered into effective as of November 23, 2010.

This Retention Agreement (“Agreement”), dated as of November 23, 2010, is between LEIGH PETERS/GARTH WONG, an individual who resides at Calgary, Alberta, (the “Executive”), and OILSANDS QUEST INC. (the “Corporation”), a Colorado corporation having its principal place of business in Calgary, Alberta.

WHEREAS, in connection with the Executive ’s employment with the Corporation, the Executive  has been a significant contributor to business of the Corporation and will play a key role in facilitating the Corporation’s strategic alternatives review process (the “Process”) to increase shareholder value; and

AND WHEREAS, the Corporation desires to compensate the Executive  with a retention bonus on the condition that he or she  work with the Corporation  in good faith to facilitate the  Process;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Actions by the Executive. Subsequent to the execution of this Agreement through the date of the successful completion of the  Process (collectively the “Target Date”), or February 28, 2011, whichever is earlier, the Executive agrees that in addition to his or her normal duties and responsibilities, he or she shall make him or herself available to the Corporation and will work with the Corporation in good faith to facilitate the completion of the  Process by assisting the Corporation in all aspects of the  Process including, but not limited to, assisting in the drafting of certain offering documents and providing required information in the due diligence process. The Executive acknowledges that if he or she resigns from his or her employment with the Corporation, or his or her employment is terminated for cause, prior to the Target Date or February 28, 2011, whichever is earlier, then he or she shall not be entitled to the payment of the Retention Bonus defined below.  If the Executive 's employment is terminated without cause following the Effective Date of this Agreement, but before the Retention Bonus becomes payable, the Executive  will receive a pro rata amount of the Retention Bonus based on the passage of time between August 15, 2010  and the date of termination of employment.

2.	Actions by the Corporation. In the event that the Executive remains employed by the Corporation until the earlier of:

(a)	the Target Date;
(b)	February 28, 2011;
(c)	the date of the Executive 's death or her disability as defined in the long-term disability provisions of the Corporation’s group insurance plan,

the Corporation will pay the Executive a retention bonus (“Retention Bonus”) in the amount of seventy-five percent (75%) of the Executive’s salary , less (i) statutory deductions required by law, and (ii) any amounts that may be owed to the Corporation by Executive.  The Corporation shall make the payment of the Retention Bonus to the Executive by cheque, within five (5) business days of the Retention Bonus becoming payable.  The Retention Bonus shall be in addition to any other compensation the Executive is entitled to receive from the Corporation, including but not limited to, severance pay.

3.	Confidentiality. The Executive will continue to be bound by those duties of fidelity and confidentiality and the Executive.

4.
Entire Agreement. This Agreement constitutes the entire Agreement between the Corporation and the Executive with respect to the Retention Bonus.  Nothing in this Agreement shall effect the terms of the Employment Agreement entered into with the Executive.

5.	Controlling Law. This Agreement is made and shall be enforced pursuant to the laws of the Province of Alberta.

OILSANDS QUEST INC.

Per:

Print Name:
Title:

)
	) ) ) ) ) )	LEIGH PETERS/GARTH WONG
)
Witness:	) ) )